Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Announces Participation

at the Benzinga Cannabis Capital Conference in Chicago

Vancouver, BC and Orlando, FL – September 26, 2024 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) today announced its participation at the upcoming Benzinga Cannabis Capital Conference taking place October 8th and 9th in Chicago.

Executives of the Company will participate as speakers on two expert panels during the conference, and management will also be available for 1x1 meetings with analysts and investors.

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Michael DeGiglio, President and Chief Executive Office of Village Farms, will participate in a panel titled Europe, Australia, Southeast Asia…Canada? Where is the Real Cash Cow (Main Stage) at 3:00 p.m. local time on Tuesday, October 8, 2024.
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John Harloe, General Counsel - Global Cannabis, will participate in a panel titled Hemp vs. Marijuana (VIP Lounge) at 2:15 p.m. local time on Tuesday, October 8, 2024.

For those unable to attend the live events, the two expert panels will be archived and available for replay on the Company’s website. Analysts and investors interested in scheduling a one-on-one meeting may contact Sam Gibbons, Senior Vice President, Corporate Affairs, to inquire about availability at sgibbons@villagefarms.com.

About Village Farms International

Village Farms leverages decades of experience as a large-scale, Controlled Environment Agriculture-based, vertically integrated supplier for high-value, high-growth plant-based Consumer Packaged Goods opportunities, with a strong foundation as a leading fresh produce supplier to grocery and large-format retailers throughout the US and Canada, and new high-growth opportunities in the cannabis and CBD categories in North America, the Netherlands and selected markets internationally.

In Canada, the Company's wholly-owned Canadian subsidiary, Pure Sunfarms, is one of the single largest cannabis operations in the world, the lowest-cost greenhouse producer and one of Canada’s best-selling brands. The Company also owns 80% of Québec-based, Rose LifeScience, a leading third-party cannabis products commercialization expert in the Province of Québec.

In the US, wholly-owned Balanced Health Botanicals is one of the leading CBD brands and e-commerce platforms in the country. Subject to compliance with all applicable US federal and state laws and stock exchange rules, Village Farms plans to enter the US high-THC cannabis market via multiple strategies, leveraging one of the largest greenhouse operations in the country (more than 5.5 million square feet in West Texas), as well as the operational and product expertise gained through Pure Sunfarms' cannabis success in Canada.

Internationally, Village Farms is targeting selected, nascent, legal cannabis and CBD opportunities with significant medium- and long-term potential, with an initial focus on the Asia-Pacific region and Europe.

Contact Information

Lawrence Chamberlain Investor Relations LodeRock Advisors

(416) 519-4196 lawrence.chamberlain@loderockadvisors.com